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                                                                    EXHIBIT 10.6

                                 UMPQUA HOLDINGS

                            EXECUTIVE INCENTIVE PLAN

The Executive Incentive Plan is a compensation program intending to reward participating executives for the effective performance of the holding company, the effective management of their organizational elements and their personal managerial effectiveness.

The plan is based on the total cash compensation provided to each executive consisting of base salary and annual discretionary performance bonus expressed as target compensation.

Performance goals will be set at the beginning of each performance (calendar) year. Achievement of the performance targets will result in the target bonuses. To the degree the performance objectives are exceeded, the annual bonuses will exceed target and, to the extent that performance does not meet expectations, the bonus will be reduced.

EFFECTIVE DATE - The effective date of this plan will be the calendar year beginning January 1, 2002.

TERMS - The terms used in this document are defined as follows:

   - Actual Bonus - the bonus delivered to the participant at the end of the performance year, consisting of the target bonus with the modifications for corporate, organizational and personal achievements

   - Base salary - the annualized salary that is delivered to the participant via the company's normal payroll practices

   - Bonus - Discretionary compensation paid to the participant following the end of the performance period. The amount is a discretionary payment based on the judgment of the CEO that reflects the perceived value of the contribution of the participant

   -  Total Cash Compensation - Base salary plus bonus

   - Target Bonus - The bonus intended to be paid to the participant if all goals are met

   -  Target Total Cash Compensation - Base salary plus target bonus.

ELIGIBILITY - Eligibility shall be limited to the Chief Executive Officer, Executive Vice Presidents and selected other officers as nominated by the CEO and approved by the Budget and Compensation Committee of the board. Participants will be notified in writing of their participation and target total cash compensation within the first 60 days of the year. Participants are not eligible for participation in other incentive plans.

ADMINISTRATION - Administration of the plan will be by the CEO or his designee(s).


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   -  Base salaries will be set at the beginning of the performance period and will not be changed during the year unless there is a significant change in responsibility via a new organization structure or job title.

   - An accrued budget item will be created for an estimate of the aggregate bonuses of participants. The budget will be reviewed on April 1, July 1, September 1, and October 15, to determine if the accrual pool should be increased or decreased.

   - Once full year performance is known, the CEO will direct that assessments be made on the performance of the company, its various divisions and individual performance. This assessment shall be used as a primary source to formulate recommendations for awards.

            After an assessment of corporate bonuses, the CEO will make a determination of target bonuses will be paid for corporate performance; generally, the same bonus payout will be calculated for all participants.

            Once determinations are made regarding corporate performance, the CEO will assess the performance of each of the elements of the organization and will modify the corporate bonus for each of the division's based on their achievements. Each of the divisions will be evaluated independently and modifications will be based on the division's contributions (or lack thereof) to company success; generally the same bonus payout will be awarded to all participants from the same division.

            Once the corporate bonus has been determined and modified for division performance, the direct superior of each of the participant's in the division will evaluate the managerial contributions (managerial style, effectiveness and judgement) and will submit a proposed modification of bonus for the personal contributions.

      None, all or a portion of the award pool may be awarded to eligible participants.

      The CEO will make recommendations for the individual awards that shall be reviewed and approved by the Budget and Compensation Committee in accordance with the executive compensation philosophies outlined in the corporation's annual proxy statement.

   - Bonuses will be paid as soon as administratively feasible following determination of corporate, division and individual performance and the approval process but no later than March 15, 2003.

   - A participant who, by virtue of hire or promotion, becomes eligible for participation may, at the recommendation of the CEO be included for a partial-year, pro-rated participation.

   - Administrative decisions made by the CEO and approved by the Budget and Compensation Committee are final and binding.

   - Exceptions will require the endorsement of the Budget and Compensation Committee.


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TERMINATION - Termination of employment prior to the end of the performance year, except as outlined below will disqualify a participant for an award.

   - An award may be considered if the participant transitions to employment by a subsidiary or affiliated organization.

   - A partial award may be considered in the event of a participant's death, disability or retirement. Definitions of disability or retirement will be as defined in the company's benefit programs.

   - Awards may be superceded by any valid employment agreement in effect at the time of termination.

BENEFICIARY - any amount due under this program that is unpaid at a participant's death will be paid as soon as administratively feasible to the last named beneficiary(ies) on file for Umpqua's life insurance program. A participant may make a different beneficiary designation by advising the plan administrators in writing. In all events, the last named beneficiary shall apply.

In the event that no beneficiary is named for the company life insurance and no beneficiary is designated under this plan, payment shall go to the estate of the deceased participant.

ASSIGNMENT - any amounts due under this plan cannot be pledged or assigned in any manner.

AMENDMENT OR TERMINATION - The plan can be amended or terminated at any time by the Budget and Compensation Committee upon the recommendation of the CEO. However, should the plan be terminated, partial year awards will be made covering the period of the plan's effective dates.

The awards earned under this plan are binding upon any successor organization.